EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mad Catz Interactive, Inc.:
We consent to incorporation by reference in the registration statement No. 333-103798 on Form S-8 of Mad Catz Interactive, Inc. of our report dated June 10, 2010, relating to the consolidated balance sheets of Mad Catz Interactive, Inc. and subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2010, which report appears in the March 31, 2010 Annual Report on Form 10-K of Mad Catz Interactive, Inc.
     /s/  KPMG LLP
San Diego, California
June 10, 2010